    As filed with the Securities and Exchange Commission on March 17, 2000

                                           Registration No. 333-
                                                                ----------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                METROCALL, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                                 54-1215634
(State or other jurisdiction of                                   (I.R.S. Employer
 incorporation or organization)                                Identification Number)

       6677 Richmond Highway, Alexandria, Virginia 22306, (703) 660-6677 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                WILLIAM L. COLLINS, III, CHIEF EXECUTIVE OFFICER,
        6677 RICHMOND HIGHWAY, ALEXANDRIA, VIRGINIA 22306, (703) 660-6677
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------
                                With a copy to:
               THOMAS W. WHITE, ESQ., WILMER, CUTLER & PICKERING
          2445 M STREET, N.W., WASHINGTON, D.C. 20037, (202) 663-6000

                               -----------------
        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------- --------------------- ------------------- -------------------- -------------------------
                                                      Proposed            Proposed
      Title of each                                   maximum              maximum               Amount of
   class of securities            Amount              offering            aggregate             registration
          to be                   to be                price              offering                  fee
       registered               registered           per share              price
-------------------------- --------------------- ------------------- -------------------- -------------------------
common stock, $0.01 par           40,000             $ 12.78 (1)           $ 511,200         $ 135
value per share
-------------------------- --------------------- ------------------- -------------------- -------------------------


(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices per share of Metrocall, Inc. common stock, par value $.01 per share, on March 15, 2000, as reported on the Nasdaq Stock Market's Small Cap Market.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such section 8(a), may determine.

                  Subject to completion, dated March 17, 2000

PROSPECTUS

                                     [LOGO]

                                METROCALL, INC.

                         40,000 shares of common stock

         This prospectus relates solely to the resale of up to an aggregate of 40,000 shares of common stock of Metrocall, Inc. which were issued by Metrocall to Andrew Kim as an award under the Pinnacle Reseller Program Performance Award Agreement, dated as of December 1995, between ProNet Inc., predecessor-in-interest to Metrocall, and Coldwell Communications Inc. Mr. Kim may sell these shares from time to time in transactions on the Nasdaq Small Cap Market, in the over-the-counter market, in negotiated transactions, or through a combination of these methods. He may sell the shares at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         Metrocall will not receive any of the proceeds from the sale of the shares being sold by Mr. Kim. Metrocall has agreed to bear the expenses incurred in connection with the registration of these shares. Mr. Kim will pay or assume brokerage commissions or similar charges incurred in the sale of the 40,000 shares of common stock.

         Metrocall's common stock is traded on the Nasdaq Stock Market under the symbol "MCLL." On March 15, 2000, the closing price for the common stock as reported by Nasdaq was $12.375 per share.

         PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS OFFERING.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
         COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
          DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS
       PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE
                        OFFER OR SALE IS NOT PERMITTED.

                   The date of this prospectus is March [ ], 2000.

                                TABLE OF CONTENTS

About Metrocall.................................        2
Risk Factors....................................        2
Where You Can Find More Information.............        3
Information Incorporated Into This Prospectus...        3
Use of Proceeds.................................        4
Plan of Distribution............................        4
Selling Security Holder.........................        4
Legal Matters...................................        4
Experts.........................................        4


ABOUT METROCALL

         Metrocall is a leading provider of local, regional, and national paging and other wireless messaging services. Metrocall has a nationwide network through which it provides messaging services to over 1,000 U.S. cities, including the 100 largest metropolitan areas. Since 1993, Metrocall's subscriber base has increased from less than 250,000 in 1993 to more than 5.9 million as of December 31, 1999. Metrocall has achieved this growth through a combination of internal growth and a program of mergers and acquisitions. As of December 31, 1999, Metrocall was the third largest paging and wireless-messaging company in the United States based on number of subscribers.

         Metrocall was organized as a Delaware corporation in October 1982. Metrocall common stock is traded on the Nasdaq Stock Market under the symbol "MCLL." Metrocall's principal executive offices are located at 6677 Richmond Highway, Alexandria, Virginia 22306 and its telephone number is (703) 660-6677.

                                  RISK FACTORS

         You should carefully consider those risks described below, as well as other information included in this prospectus, before making a decision to participate in this offering.

         BUSINESS RISKS -- METROCALL'S BUSINESS IS SUBJECT TO RISKS THAT COULD IMPAIR ITS BUSINESS OPERATIONS.

         This prospectus incorporates by reference the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 1999 under "Risk Factors."

         Forward-looking statements -- This prospectus and the documents incorporated by reference include forward-looking statements. If our expectations reflected in these forward-looking statements prove to be incorrect, our actual results could differ materially from these expectations.

         This prospectus and the documents incorporated by reference include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about Metrocall, including, among other things:

         -Metrocall's high leverage and need for substantial capital;

         -Metrocall's ability to service debt;

         -Metrocall's history of net operating losses;

         -the restrictive covenants governing Metrocall's indebtedness;

         -Metrocall's ability to cover fixed charges

         -the amortization of Metrocall's intangible assets;

         -Metrocall's ability to implement its business strategies;

         -the impact of competition and technological developments;

         -satellite transmission failures;

         -subscriber turnover;

         -the risks associated with Metrocall's investment in a newly formed technology joint venture;

         -regulatory changes;

         -dependence on key suppliers and

         -dependence on key management personnel.

         Other matters set forth in this prospectus or in the documents incorporated by reference may also cause actual results in the future to differ materially from those described in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                      WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, therefore, file reports, proxy statements and other information with the SEC. You can inspect and copy all of this information at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy statements and information statements and other information regarding issuers, such as us, that file electronically with the SEC. The address of this web site is http:
\\www.sec.gov.

         This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. The rules of the SEC allow us to leave some of the information contained in the registration statement out of this prospectus. Therefore, you should review the registration statement and its exhibits for further information about us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC and you can view them at the SEC's website. You should read the exhibits for a more complete description of the matters involved. You should rely only on the information or representations provided in this prospectus and the registration statement. We have not authorized anyone to provide you with different information.

                 INFORMATION INCORPORATED INTO THIS PROSPECTUS

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents or information filed with the SEC.

         1 Metrocall's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 10, 2000.

         2. Metrocall's Current Reports on Form 8-K filed with the SEC on February 11, 2000 and February 28, 2000.

         3. The description of the common stock contained in Metrocall's registration statement on Form 8-A filed with the SEC on June 14, 1993 under the Exchange Act, which became effective on July 15, 1993, including any amendment or report filed for the purpose of updating such description.

         4. Metrocall's Proxy Statement for the Annual Meeting of Stockholders dated April 5, 1999.

         5.  All future filings by Metrocall with the SEC under Sections 13
             (a), 13(c), 14 or 15(d) of the Exchange Act until all securities offered under this prospectus have been either sold or deregistered.

         You may request a copy of these filings at no cost by writing to us at: Metrocall, Inc., 6677 Richmond Highway, Alexandria, Virginia, 22306,
Attention: Shirley B. White, Assistant Secretary, or by calling us at (703) 660-6677. We will not provide copies of exhibits to the filings unless the exhibits are specifically incorporated by reference into the body of the filing.

                                USE OF PROCEEDS

         Metrocall will not receive any of the proceeds from the sale of the shares by Mr. Kim.

                              PLAN OF DISTRIBUTION

         The shares of common stock of Metrocall covered by this prospectus were issued by Metrocall to Andrew Kim as an award under the Pinnacle Reseller Program Performance Award Agreement, dated as of December 1995, between ProNet Inc., predecessor-in-interest to Metrocall, and Coldwell Communications Inc. Mr. Kim is the Vice President of Coldwell Communications, Inc. Mr. Kim may resell these shares from time to time in transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, or through a combination of these methods. He may sell the shares at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Mr. Kim may sell the shares to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from Mr. Kim and/or the purchasers of the shares. The compensation paid to a particular broker-dealer may be more than customary.

                            SELLING SECURITY HOLDER

         The following table sets forth certain information regarding Mr. Kim's ownership of shares of Metrocall common stock as of February 29, 2000, and the amount which may be offered for Mr. Kim's account or his transferees or distributees from time to time. Because Mr. Kim may sell all or any part of his 40,000 shares pursuant to this prospectus, we cannot estimate the number of shares that Mr. Kim will hold upon termination of this offering.


Selling Stockholder           Number of shares beneficially      Number of shares which
                              owned prior to offering            may be sold in this
                                                                 offering

----------------              -------------------------          ---------------------
Mr. Andrew Kim                40,000                             40,000


         Mr. Kim received his 40,000 shares through his employer, Coldwell Communications, Inc., where he serves as Vice President. Coldwell Communications received the 40,000 shares as an award under the Pinnacle Reseller Program, which provides for the issuance of award stock to participants who satisfy certain performance conditions. The Pinnacle Reseller Program is currently administered by Metrocall.

                                 LEGAL MATTERS

         Wilmer, Cutler & Pickering, Washington, D.C., will pass upon the validity of the shares offered in this prospectus.

                                    EXPERTS

         The financial statements and schedule of Metrocall, Inc. included in Metrocall, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses relating to the registration of shares of common stock will be borne by the registrant. Such expenses are estimated to be as follows:

         SEC Registration Fee                  $      135
         Accounting fees and expenses          $    1,000
         Legal fees and expenses               $    2,500
         Miscellaneous expenses                $    1,000
                                               -----------
         Total                                 $    4,635


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Metrocall Restated Certificate of Incorporation provides for indemnification of the directors, officers, employees and agents of Metrocall to the full extent currently permitted by law.

Section 145 of the Delaware General Corporation Law ("DGCL") empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify such persons against expenses (including attorneys' fees) in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper. To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 145 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

In addition, the Metrocall Restated Certificate of Incorporation, as permitted by Section 102(b) of the DGCL, limits directors' liability to Metrocall and its stockholders by eliminating liability in damages for breach of fiduciary duty.
Section 5.5 of the Metrocall Amended and Restated Certificate of Incorporation provides that neither Metrocall nor its stockholders may recover damages from Metrocall directors for breach of their fiduciary duties in the performance of their duties as directors of Metrocall. As limited by Section 102(b), this provision cannot, however, have the effect of indemnifying any director of Metrocall in the case of liability (i) for a breach of the director's duty of loyalty, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transactions for which the director derived an improper personal benefit.

ITEM 16.  EXHIBITS

The exhibits to this registration statement are listed in the Exhibit Index of this registration statement, which Exhibit Index is hereby incorporated by reference.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given the latest quarterly report it is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            [the remainder of this page is left intentionally blank]

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Alexandria, Virginia on this 17th day of March, 2000.




                                           METROCALL, Inc.

                                           By: /s/ Vincent D. Kelly
                                              -----------------------
                                           Vincent D. Kelly
                                           Chief Financial Officer and
                                           Executive Vice President

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints William L. Collins and Vincent D. Kelly as his or her true and lawful attorneys-in-fact each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                TITLE                         DATE
----------------------------       --------------------------------             -----------

/s/RICHARD M. JOHNSTON             Chairman of the Board                        March 17, 2000
-------------------------
Richard M. Johnston

                                   Vice Chairman of the Board, President,       March 17, 2000
                                   Chief Executive Officer and Director
/s/WILLIAM L. COLLINS, III         (Principal Executive Officer)
-------------------------
William L. Collins, III

                                   Chief Financial Officer, Executive Vice      March 17, 2000
                                   President and Treasurer (Principal
/s/VINCENT D. KELLY                Financial and Accounting Officer)
-------------------------
Vincent D. Kelly


/s/HARRY L. BROCK, JR.             Director                                     March 17, 2000
-------------------------
Harry L. Brock, Jr.


/s/FRANCIS A. MARTIN, III          Director                                     March 17, 2000
-------------------------
Francis A. Martin, III


/s/RONALD V. APRAHAMIAN            Director                                     March 17, 2000
-------------------------


Ronald V. Aprahamian

/s/MICHAEL GREENE                  Director                                     March 17, 2000
-------------------------
Michael Greene

                                   Director                                     March 17, 2000
-------------------------
Royce R. Yudkoff


/s/JACKIE R. KIMZEY                Director                                     March 17, 2000
-------------------------
Jackie R. Kimzey


/s/EDWARD E. JUNGERMAN             Director                                     March 17, 2000
-------------------------
Edward E. Jungerman


/s/MAX D. HOPPER                   Director                                     March 17, 2000
-------------------------
Max D. Hopper

                                 EXHIBIT INDEX

EXHIBIT
-------
NUMBER                               DESCRIPTION
------                               -----------
       5        Opinion of Wilmer, Cutler & Pickering as to the legality of the securities being registered

    23.1        Consent of Arthur Andersen LLP

                Power of attorney (included on signature pages of this registration
      24        statement)